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                                                                   Exhibit 99.1

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
                        ON FINANCIAL STATEMENT SCHEDULE

   We have audited the financial statements of drugstore.com, inc. as of January 2, 2000 and December 31, 1998 and for the year ended January 2, 2000 and the period from April 2, 1998 (inception) to December 31, 1998, and have issued our report thereon dated January 21, 2000, except as to Note 10, as to which the date is February 2, 2000 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

Seattle, Washington
January 21, 2000